First Surgical Woodlands, L.P.
Management Agreement

THE MANAGEMENT AGREEMENT (the "Agreement") is executed and delivered this 1st day of February 2005 by First Surgical Partners, L.L.C. (the "General Partner") and First Surgical Woodlands, L.P (the "Company").

WHEREAS, the Company owns a multispecialty ambulatory surgical center in Shenandoah, TX. (the "Center"); and

WHEREAS, the General Partner is the general partner of the Company; and

WHEREAS, the Company desires to retain the services of the General Partner to assist the Company in managing, and conducting the day-to-day business and services of the Center, and the General Partner desires to provide such services, upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1	Certain Defined Terms — As used in this Agreement, the following terms shall have the following meaning unless otherwise provided.

"Management Period" — The Term of this Agreement which is the period commencing on the date this Agreement is executed and ending as set forth hereafter in Section 2.

"Company" First Surgical Woodlands, L.P.

"Center" — The multi-specialty ambulatory surgery center located at 111 Vision Park Blvd., Shenandoah, TX 77384.

"General Partner" — First Surgical Partners, L.L.C.

"Physician Investors" — Those Physicians that are limited partners in the Company.

2.	GENERAL

2.1	Appointment

The Company hereby appoints the General Partner, and the General Partner hereby accepts such appointment, to act as the exclusive manager of the Center during the Management Period pursuant to the provisions hereof and to carry out and implement the desires and directions of the Company with respect to thereto. While it is the intent of this Agreement to vest in the managing partner the authority for all ordinary "day-to-day" management decisions (the "Day-to-Day" Services), and not withstanding anything to the contrary elsewhere in this Agreement, the Company reserves the right to make final policy decisions that the Company feels will impact the overall performance of the Center or the financial value of the Center. The Company and General partner agree that they will act in good faith regarding the management of the Center and the Company will endeavor to assist the General Partner's management, as needed, with effective and efficient management of the Center.

During the Management Period, the General Partner shall devote appropriate time, attention, efforts, abilities and energy to the business of the Center for profit, benefit and advantage of the Company. The General Partner agrees to perform its duties hereunder faithfully and loyally and to the best of his abilities, and shall use commercially reasonable efforts to promote the business of the Center, preserve the business and organization of the Center, manage the employees of the Center, preserve the business relations of the Center with suppliers, distributors, patients and others and to otherwise perform the Day-to-Day Services of the Center. The General Partner agrees that he will not knowingly commit any act that might be reasonable be expected to injure the business of the Center or partners of the Company.

2.2	Appointment as Attorney-in-Fact,

The Company appoints the General Partner its attorney-in-fact with full power on its behalf and in its name, or in the name of the Center, (a) to enter into contracts relating to the operation of the Center, (b) to procure licenses, permits and other approvals relating to the operation of the Center, and (c) to take any and all other actions necessary, appropriate or useful to the General Partner in connection with the services provided pursuant to this Agreement.

2.3	Authority and Control.

The General Partner acknowledges that ultimate control of the business and operations of the Center shall remain with Company, and that Company, by entering into this Agreement, is not relinquishing any of the powers, duties and responsibilities vested in it by law.

2.4	Patient Referrals.

It is not a purpose expressed or implied of this Agreement to induce or encourage the referral of patients or the payment directly or indirectly of any remuneration to Company in violation of applicable laws, rules or regulations. The parties agree that the Management Fee set forth herein was arrived at through arms-length negotiations and reflects to their knowledge the fair market value of General Partner's services hereunder.

2.5	No Sharing of Professional Fees.

Payment of the fees specified herein is not intended to be and shall not be interpreted or construed as permitting General Partner to share in Company's or Physician Investor's fees for medical services or any other services, but is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the services provided by General Manager pursuant to this Agreement.

2.6	Term

This Agreement shall continue in force and effect for an initial period from the date hereof until five (5) years, and shall automatically renew for one additional two (2) year period on the 5th anniversary, unless otherwise terminated earlier in writing by either party pursuant to the terms hereof, or until termination by mutual consent of both the General Partner and the Company as hereinafter set forth.

2.7	Termination

Notwithstanding anything to the contrary in the provisions of the foregoing Section 2.6, early termination of this agreement may occur only pursuant the following provisions:

2.7.1	Automatic. Termination

This Agreement shall automatically terminate if either party shall file or have filed against it a petition in bankruptcy or any petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or relief under the present or any future federal bankruptcy act or any similar present or future applicable federal, state or other statute or law, or seeking or consenting to acquiescing in the appointment of any trustee, receiver, or liquidation of all or any substantial part of its properties and such filing remains unresolved or is not dismissed within ninety (90) days.

2.7.2	Termination by Regulatory Change

If there shall be a change in laws, regulations or general instructions, the adoption of new legislation, or a change in any third party reimbursement system, any of which materially affects the manner in which either party may perform or be compensated for its services under this Agreement, the parties shall immediately propose a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement. If such notice of new service arrangement or basis for compensation is given, and if the Company and the General Partner are unable within thirty (30) days thereafter to agree upon a new service arrangement or basis for compensation, either party may terminate this Agreement by providing the other party with written notice at least thirty (30) days prior to the specified termination date.

2.7.3	Termination for Cause

This Agreement may be terminated immediately by either party if either the General Partner, the Company or the Physicians Investors do any of the following: (a) commit a material breach of fiduciary duty, fraud, misappropriation or embezzlement involving the Company's property or assets; (b) commit an intentional wrongful act which materially impairs the goodwill or business of the Company or causes material damage to the Company's property, goodwill or business; (c) commits a criminal act; or (d) acts with gross negligence. With respect to the Physician Investors, any criminal acts or gross negligence referenced in (c) and (d) above, must materially impair the goodwill or business of the Company or cause damage to the Company or cause damage to the Company's property assets.

2.7.4	Effects of Termination.

Upon termination of this Agreement, as hereinabove provided, neither party have any further obligations under this Agreement except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Management Fee and all reasonable direct expenses relating to services provided prior to the termination of this Agreement, and (ii) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the Term, including, without limitation, indemnity and confidentiality provisions, which provisions shall survive the expiration or termination of this Agreement. In addition, upon termination or expiration of this Agreement, each party shall immediately deliver, or cause its employees or agents to deliver, in good condition, all property in its possession which belongs to the other party, ordinary wear and tear and damage by any cause beyond the reasonable control of either party excepted.

3.	ORGANIZATIONAL AND DEVELOPMENTAL SERVICES

3.1	General Services

The General Partner shall render all services, direction advice, supervision and assistance necessary to assure the Center adequately performs its ordinary and usual Day-to-Day Services. These Day-to-Day Services include, but are not limited to, acting as general agent on behalf of the Company during the Center' development and organization, and those services specifically enumerated in this Section 3.

It is specifically agreed that purposes of this Agreement and the General Partner duties and activities hereunder, to the extent that the General Partner, in the performance of his duties hereunder, needs to provide to the Company or the Center any goods, property, equipment or services of third parties then the same shall be provided on an arm's length basis at fair market value thereof.

3.2	Bankers, Vendors and Third Party Financing

The General Partner shall deal directly with bankers, vendors, and other third parties on behalf of the Company as necessary, to arrange any financing or refinancing for the Center, but may not commit to any financing in excess of $10,000.00 without the Physician Investors' consent. Furthermore, the General Partner shall act as the procurement agent in obtaining any and all appropriate non-leased equipment and supplies for the Center.

3.3	Permits and Licenses

The General Partner shall apply for and maintain in full force and affect all necessary licenses and permits required in connection with the operation of the Center. All such licenses and permits shall be issued in the name of the Company. The Company shall pay the actual fees or expenses of any permits and licenses.

3.4	Other Services

The General Partner may retain legal counsel and other professional services on behalf of the Company as reasonably necessary for the proper organization and management of the Company. Any expenses of such third parties related to such services shall be paid by the Company.

4.	MANAGEMENT SERVICES

4.1	General

Throughout the Management period, the General Partner shall, in accordance with Section 3.1 hereof, render all services associated with the day-to-day operation of the Center, including, but not limited to, the services described in this Section 4.

4.2	Management Fee

The Company shall pay General Partner for the services rendered under Sections 3 and 4 hereof, a monthly fee equal to a five (5%) percent of the "net monthly collected revenues", from the Centers' cash collections, with said monthly fee to be paid on the 15th day of each month following the month earned. For purposes of this Section 4.2, "net monthly collected revenues" shall be defined as gross revenue minus all patient allowances, discounts, fixed fee write downs and bad debts, actually collected and deposited. Such fee shall not be payable until the Center is actually in operation.

4.3	Proration

In the event this Agreement is executed on a day other than the first day of the calendar month or the Center begins operations other than on the first day of a calendar month, the monthly management fee payable hereunder shall be prorated for such month.

4.4	Reimbursement of Expenses.

The Company shall reimburse the General Partner on a monthly basis for all reasonable, direct, out-of-pocket expenses incurred in connection with the services provided pursuant to this Agreement. The General Partner shall prepare an itemization of such expenses on a monthly basis to be submitted to the Company by the fifteenth (15th) day of the subsequent month. The Company shall reimburse the General Partner for such properly documented expenses within ten (10) days after receipt of such itemization.

4.5	Staff

The General Partner, within the-parameters of any guidelines established by the Company, shall hire, train, promote, discharge, set the salary and benefit levels, and supervise the work of the staff and all other employees of the Center, all in the name of and on behalf of the Company. All of such employees, including the Director of Nursing ("DON") shall be employees of the Company and shall be on the Company's payroll, and the General Partner shall not be liable to such employees for their wages, compensation or fringe benefits, as these employees are direct employees of the Company, and as employees of the Company, the Company is to be responsible for all Company employee salaries, benefits, insurance, payroll taxes, etc.

4.6	Compliance with Laws and Representation

The General Partner shall strive to ensure compliance in all material respect with applicable statutes, ordinances, laws, rules, regulations, orders, and determinations affecting or issued in connection with the operation of the Center and make arrangements for any compliance required thereby. Any fees or expenses owed to third parties as a result of such compliance activities shall be paid by the Company. In addition, the General Partner shall, solely in connection with the management of the Center, employ attorneys and other professional consultants to the extent reasonably necessary in the General Partner's judgment to protect the interest of the Company, the partners, and the employees of the Company in matters relating to and including, without limitation, EEOC claims, unemployment compensation claims, collection of past due accounts, determination of property taxes and procurement of insurance. The reasonable expense of said legal and other professional service shall be paid for by the Company. Furthermore, unless otherwise directed by the Company, the General Partner, at the Company's expense shall protest or litigate to final decision in any appropriate court or forum any violations, order, rule or regulation adversely affecting the Center.

4.7	Marketing

Commencing with the execution of this Agreement and continuing through the Management Period, the General Partner shall supervise the design of and implement a marketing program including preparation of marketing materials such as brochures, media advertising materials, direct mail and press releases. The Company will be consulted during the development of this program. The marketing efforts of the General Partner shall include active solicitation of appropriate third party managed care contracts, such as PPO's and HMO's.

4.8	Accounting

The General Partner shall coordinate all accounting functions through a licensed CPA. The CPA will be engaged to review the financial records on a quarterly basis. The CPA's reports shall be provided to the Physician Investors when completed.

4.9	Insurance

The General Partner shall acquire and maintain for the Company, at the Company's expense and in the Company's name, insurance of such kinds, including general, liability, property and other necessary insurance coverage, as the Company will require and are usually maintained by entities with businesses similar to the Center in such amounts as reasonably deemed sufficient by the Company; provided, however, that all physicians on the Center's medical staff shall be required by the Center's Medical Staff Bylaws to obtain and maintain at all times their own malpractice insurance. The Company and the General Partner agree that such insurance shall be maintained with companies and through brokers offering the necessary coverage at the lowest cost.

4.10	Bank Accounts and Flow of Funding

This Agreement contemplates that the flow of funds received and disbursed in connection with the operation of the Center shall be conducted through and controlled by a system of accounts established by agreement of the Company and the General Partner. The Company shall, if necessary, establish such bank or other deposit accounts as the Company and the General Partner shall mutually agree are necessary for the efficient operation of the Center and control of the flow of funds received and disbursed in connection with such operation, in the Company's name at a bank or other financial institution mutually agreed upon by the Company and the General Partner. Any disbursement over $20,000 shall require two (2) signatures, one signature from an authorized Company designee and one from the General Partner.

4.11	Vendor's Contracts

The General Partner shall enter into contracts covering the ordinary day-to-day business of the Center, as reasonably necessary, and maintain existing contracts assuring that these contracts are in the name of and at the expense of the Company. These contracts shall include but not be limited to all electricity, gas, water, telephone, cleaning services, air-conditioning maintenance, and other necessary utilities or services, and the purchase of materials and supplies in the name of, for the account of, the Company which are appropriate for the operation of the Center.

4.12	Repairs and Maintenance

The General Partner shall arrange for the making or installing at the Company's expense and in the name of the Company, at competitive costs, such alterations, repairs, decorations and/or replacements of any non-leased equipment, deemed reasonable and necessary by the General Partner and the Company.

4.13	Billing and Collecting.

General Partner shall be responsible, on behalf of the Company and as its agent, for billing and collecting payments for all Center related services, services rendered by the Center to its patients (including collections from Medicare, Medicaid, insurance companies, HMOs, PPOs, and other third-party payors), with all such billing and collecting to be done in the name of the Center. General Partner shall maintain complete and accurate records of all fees, charges and billings of all services contemplated hereby. A schedule of fees for all of the Center's charges shall be proposed by the General Partner with the approval of the Company. The General Partner shall comply with all applicable laws and regulations; and all applicable rules and regulations of insurance companies and other third party payors in discharging its duties to bill and collect payments hereunder.

4.14	Information Systems.

The General Partner shall supervise and manage the use of all software and/or hardware for the management information system utilized in the operations of the Center, provide modifications, enhancements and upgrades and provide new hardware and/or software to the extent reasonably necessary or appropriate and as approved by the Company.

4.15	License of the Center's and the Company's Name and Logo.

The Company hereby grants to the General Partner the nonexclusive right, license, and privilege to use the Center's and Company's name and logo alone or with the corporate name of the General Partner during the Term and subject to the terms and conditions of this Agreement. The General Partner may include its name and the name of the Company and/or the Center on any letterhead, professional announcements, private placements, public offerings, and the like relating to the Center.

4.16	No Practice of Medicine by Manager,

The General Partner shall have and exercise absolutely no control or supervision over the provision of medical services or the practice of medicine for patients at the Center.

5.	OWNERSHIP AND INSPECTION OF RECORDS

5.1          Patient Records, At all times during and after the Term of this Agreement, all patient medical records shall be and remain the sole property of the Company. To the extent permitted by law, the General Partner shall be permitted to retain copies of such records, at its expense upon termination of this Agreement. The parties acknowledge that the  - Center is a "covered entity" as that term is defined by the Privacy and Security regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 ("H1PAA"). As such, the General Partner agrees to comply with the terms of the Business Associate Addendum attached hereto as Addendum A and incorporated herein by reference.

5.2         Manager Business Records. At all times during and after the Term of this Agreement, all business records and information, including all books of account and general administrative records and all information generated under or contained in the management information system relating to the business activities of the General Partner shall be and remain the sole property of the General Partner.

5.3          Inspections. The Company shall, during and after the term of this Agreement, make available to the General Partner for inspection by its authorized representatives, during regular business hours, at the principal place of business of the Company, any Center records determined by the General Partner to be necessary to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative claim or action relating to said records.

6.	MISCELLANEOUS

6.1	Notices

All notices, requests, demands or other communications pursuant to this Agreement or contemplated hereby shall be in writing and shall be deemed to be have been given when personally delivered or if mailed, by registered or certified US Mail, postage prepaid, return receipt requested three (3) days after such mailing to the parties at the addresses set forth below. Any party may change the address to which such notices are giving by giving notice in the manner provided herein.

Notice to the Company shall be addressed as follows:

Dr. David Tomaszek
111 Vision Park Blvd.
Shenandoah, TX 77384

Notice to the General Partner shall be addressed as follows:

Tony Rotondo
411 First Street
Bellaire, TX 77401

6.2	Entire Agreement

This agreement represents the entire agreement between the parties hereto and all prior understandings and agreements are hereby merged into this Agreement. This Agreement may not be modified except by an instrument in witting signed by the parties hereto.

6.3	Binding Effect

This Agreement shall inure to the benefit of and is binding upon the parties hereto and their respected heirs, representatives, successors and permitted assigns.

6.4	Severability

If any of the provisions of this Agreement shall be constructed to be illegal or invalid, such construction shall not affect the legality or validity of any of the other provisions hereof and the illegal or invalid provisions hereof shall be deemed stricken and deleted herefrom to the same extent as if never herein but all other provisions hereof shall remain in full force and effect to the maximum extent permitted by law.

6.5	Captions

The captions of various provisions of this Agreement are inserted for convenience only, and are in no way to be construed as part of this Agreement or as limitation of the scope of the particular provisions to which they refer.

6.6	Assignability

This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

6.7	Attorney's Fees

The prevailing party in any action arising under this Agreement may recover reasonable attorney's fees and costs from the non-prevailing party.

6.8	Compliance with Laws

The intent of the parties is to conduct their relationship in full compliance with all applicable laws including, but not limited to, the Anti-Kickback Statute, the Stark Laws and any applicable fraud and abuse provisions. Not withstanding any unanticipated effect of any of the provisions herein, neither party will intentionally conduct itself under the terms of this Agreement in a manner which violates any applicable laws.

6.9	Access to Books and Records of Subcontractor.

Upon the written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, the General Partner will make available those contracts, books, documents, and records necessary to verify the nature and extent of the costs of providing services under this Agreement. Such inspection shall be available up to four (4) years after the rendering of such services. If the General Partner carries out any of the duties of this Agreement through a subcontract with a value of $10,000 or more over a 12-month period with a related individual or organization, the General Partner agrees to include this requirement in any such subcontract. This section is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952 (Sec. 1861(v)(1)(i) of the Social Security Act) and the regulations promulgated there under. No attorney-client, accountant-client or other legal privilege will be deemed to have been waived by the General Partner or the Company by virtue of this Agreement.

(Remainder of Page Intentionally Left Blank — Signature Page Follows)

In WITNESS WHEREOF, the parties have caused this instrument to be executed on the day and year first written above.

First Surgical Partners, LLC

By:	/s/ Tony Rotondo
Name: Tony Rotondo
Title: General Partner

First SurgicalWoodlands, L.P.

By:	/s/ David Tomaszek
Name: David Tomaszek M.D.

By:
Name:

By:
Name:

HIPAA BUSINESS ASSOCIATE AGREEMENT

This HIPAA Business Associate Agreement ("Agreement") is made as of February 1, 2005 ("Effective Date"), by and among First Surgical Woodlands, LP. ("ASC") and First Surgical Partners, L.L.C. ("Manager").

1.            Statement of Purpose. Either contemporaneous with the execution of this Agreement or previous hereto, Manager has been engaged to provide certain services for or on behalf of ASC, as set forth in that certain Management Agreement between ASC and Manager dated of even date herewith, a copy of which is attached hereto (the "Services"). Because Manager may access, retain, be exposed to, or become aware of confidential health information of patients of ASC in the performance of the Services, the parties agree to protect the confidentiality of such information in accordance with federal and state laws and regulations including, but not limited to, information protected by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the regulations promulgated thereto (the "HIPAA Regulations"), including the standards, requirements and specifications promulgated by the Secretary at 45 C.F.R..Section 164 subparts A and E (the "Privacy Rule") and 45 C.F.R. Section 164 subpart C (the "Security Rule").

2.            Definitions, The following capitalized terms used herein shall have the meanings given below:

(a)           "Electronic Protected Health Information" shall have the same meaning as the term "Electronic Protected Health Information" in 45 C.F.R. § 160.103, limited to the information created or received by Manager from or on behalf of ASC.

(b)           "Individual" shall have the same meaning as theterm "individual" in 45 C.F.R. § 164.501 and shall include a person who qualifies as a personal representative in accordance with 45 C.F.R. § 164.502 (g).

(c)           "Law" shall mean all applicable Federal and State Statutes and all relevant regulations there under.

(d)           "Protected Health Information" shall have the same meaning as the term "Protected Health Information" in 45 C.F.R. § 164.501, limited to the information created or received by Manager from or on behalf of ASC.

(e)           "Secretary" shall mean the Secretary of the Department of Health and Human Services, or his designee.

Any other capitalized terms used but not otherwise defined in this Agreement shall have the same meaning as set forth in the HIPAA Privacy Rule.

General Confidentiality. Manager recognizes the sensitive and confidential nature of the Protected Health Information it receives from ASC and agrees:

(a)           That such Protected Health Information will be used solely as required or permitted under this Agreement and Law. Manager may generally use and disclose Protected Health Information in the performance of its services in compliance with the Privacy Rule and this Agreement, including, but not limited to, the Services.

(b)           That Manager shall use reasonable safeguards designed to insure that the transmission, handling, storage, and use of such Protected Health Information by Manager will preserve the confidentiality of the Protected Health Information, in accordance with Law including, without limitation, the Privacy Rule.

4.            Compliance with the Privacy Rule.

(a)           The parties shall only use and disclose Protected Health Information in accordance with the Privacy Rule and Law,

(b)           Manager agrees to document and make available to ASC the information required for ASC to provide an accounting of disclosures as set forth in the Privacy Rule for disclosures for which an accounting is required. Such records and accounting shall be provided to ASC only upon receipt of a written request from ASC. The parties agree to work together in good faith to resolve any disagreement over the requirements of 45 C.F.R. § 164.528

(c)           Manager agrees to promptly report to ASC any use or disclosure of information it knows or should know is other than as permitted in this Agreement.

(d)           Manager agrees that to the extent that it contracts with any agents, including a subcontractor, who will have access to any Protected Health Information, it will use reasonable efforts to strive to ensure that the agents, including a subcontractor, agree to the restrictions and conditions herein on the use or disclosure of Protected Health Information and shall not, in any manner that violates the Privacy Rule or any other applicable Law, use or disclose Protected Health Information except as permitted or required by this Agreement and under Laws including, but not limited to, the Privacy Rule.

(e)           Manager agrees to limit the use and disclosure of Protected Health Information to the appropriate minimum necessary representations as set forth in and in accordance with the Privacy Rule codified at 45 C.F.R. Section 164.514(d).

(f)           To the extent Manager has Protected Health Information in a Designated Record Set, Manager agrees to make Protected Health Information regarding a specific individual available to that individual as set forth in the Privacy Rule codified at 45 C,F.R, Section 164.524. Upon receipt of a request from an individual for such access, Manager shall forward such request to ASC with a copy of any Protected Health Information in the possession of Manager for which access was requested by the individual. Further, upon receipt of a request from ASC, Manager agrees to provide access to Protected Health Information in a Designated Record Set, to ASC or, as directed by ASC, to an Individual in order to meet the requirements under 45 C.P.R. 164.524. The provision of the access to the individual's Protected Health Information and any denials of access to the Protected Health Information shall be the responsibility of ASC.

(g)           Manager agrees to incorporate any amendments to any Protected Health Information contained in a Designated Record Set and maintained by Manager (for so long as the Protected Health Information is maintained in the Designated Record Set) provided by an individual to the extent and in the manner required by the Privacy Rule codified at Section 164.526. Manager shall provide ASC with written notice of an individual's request for an amendment. All decisions regarding the amendment of Protected Health Information shall be the responsibility of ASC.

(h)           Manager agrees to make its internal practices, books and records relating to the use and disclosure of Protected Health Information, including policies and procedures relating to Protected Health Information, received from, or created or received by contracts on behalf of ASC available to the Secretary for the sole purpose of compliance determinations as set forth in the Privacy Rule.

(i)           Manager and ASC agree that the confidentiality provisions of this Agreement, specifically Sections 3 and 4, shall survive termination of this Agreement.

(j)           Manager may provide data aggregation services relating to the health care operations of ASC.

(k)           Manager is not prohibited by this Agreement from utilizing Protected Health Information for its proper management and administration or to carry out its legal responsibilities, if any. Further, Manager is not prohibited from disclosing Protected Health Information if the disclosure is required by Law or Manager obtains reasonable assurances from the person to whom the information is disclosed that it will be held confidentially and used or further disclosed only as required by Law or for the purpose for which is was disclosed to the person. Manager will further require that the person to whom information is disclosed inform the Manager of any breach of confidentiality or violation of the Privacy Rule with respect to that information.

Manager is not prohibited from using Protected Health Information to report violations of law to appropriate Federal and State authorities consistent with the Privacy Rule.

(m)          Manager agrees to mitigate, to the extent reasonably practicable, any harmful effect that is known to Manager of a use or disclosure of Protected Health Information by Manager in violation of the requirements of this Agreement.

5.            Electronic Protected Health Information.

(a)           With respect to Electronic Protected Health Information, without limiting the other provisions of this Agreement, Manager will (i) implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the Electronic Protected Health Information that it creates, receives, maintains, or transmits on behalf of ASC, as required by the Security Rule; (ii) ensure that any agent, including a subcontractor, to whom it provides Electronic Protected Health Information agrees to implement reasonable and appropriate safeguards to protect it; and (iii) report to ASC any Security Incident of which it becomes aware within five (5) days of becoming aware of such Security Incident.

The provisions of this Section 5 shall become effective on the later of the Effective Date or the date on which ASC is required to comply with the Security Rule.

6.            Responsibilities of ASC.

With regard to the use and/or disclosure of Protected Health Information by Manager, ASC hereby agrees:

(a)           to use and disclose Protected Health Information only in accordance with the Privacy Rule and any other applicable requirement of Law. ASC shall not disclose Protected Health Information to Manager in any manner which violates the Privacy Rule.

(b)           to immediately provide to Manager a copy of the form of notice of privacy practices (the "Notice") that ASC provides to individuals pursuant to 45 C.F.R. § 164.520 currently in use and to inform Manager of any proposed changes in the Notice (10) days prior to the implementation of any such change.

(c)           to inform Manager in advance of any restrictions on the use or disclosure of protected health information to which ASC has agreed, pursuant to 45 C.F.R § 164.522 and to allow Manager a reasonable period of time to comply with such restriction.

(d)           to notify Manager within three (3) days following receipt of a request for an accounting, amendment or access to Protected Health Information in Manager's possession, if any.

(e)           to institute and use appropriate and prudent safeguards to prevent and deter the unauthorized use or disclosure of any Protected Health Information.

(f)            to mitigate, to the extent practicable, any harmful effect that is known to ASC of a use or disclosure of Protected Health Information by ASC in violation of the requirements of this Agreement.

7.            Term and Termination,

(a)           Term. The term of this Agreement shall begin on the Effective Date and continue until services provided by Manager to ASC are terminated.

(b)           Termination and Amendment by Operation of Law. This Agreement shall terminate immediately in the event that a HIPAA Business Associate Agreement is no longer applicable or required under then current Law. If on the advice of ASC's or Manager's counsel, ASC or Manager reasonably determines that the terms of this Agreement likely would be interpreted to violate or not comply with any applicable Laws, the parties shall negotiate in good faith to amend the agreement to comply with such Laws. If the parties cannot reasonably agree on such amendment, then this Agreement and the underlying engagement agreement, if one, shall terminate.

(c)           Termination for Cause. Either party may terminate this Agreement if it reasonably determines that the other party has violated a material term of this Agreement, the Privacy Rule, the Security Rule once it becomes applicable under this Agreement, or any other applicable Law upon twenty (20) days written notice of the default provided, however, the Agreement shall not terminate if the breaching party cures the default within this twenty (20) day period. In the event that termination of this Agreement is not feasible in the non-breaching party's sole discretion, the parties hereby acknowledges that the non-breaching party shall have the right to report the breach to the Secretary, notwithstanding any other provision of this Agreement to the contrary.

(d)           Effect of Termination. Upon termination or expiration of this Agreement, Manager shall within thirty (30) days destroy all Protected Health Information received from, or created or received by Manager on behalf of ASC that Manager maintains in any form and retain no copies of such information to the extent that such action is feasible and not prohibited by other applicable Law. This provision applies to all sub-Managers or agents of Manager who may possess Protected Health Information on behalf of the Manager and/or ASC. If Manager has ascertained that the destruction of some or all of such information is not feasible or permissible, Manager agrees to continue to comply with all provisions of this Agreement with regard to such Protected Health Information in perpetuity.

8.            Miscellaneous Terms.

(a)           Governing Law and Venue. This Agreement shall be construed and governed solely according to the laws of the State of Texas, without giving effect to its conflict of laws provisions and without regard to any choice of law election made in any underlying engagement agreement. Any suit, action, or proceeding against Manager with respect to this Agreement, or any judgment entered by any court in respect thereof may only be brought in the Courts of the State of Texas, County of Harris or in the United States courts located in the Southern District of Texas.

(b)           Assignment. No assignment of this Agreement or the rights and obligations hereunder shall be valid without the prior written consent of the non-assigning party. Notwithstanding the foregoing, this Agreement may be assigned to any corporation or other entity of any kind succeeding to the business of Manager or ASC in connection with the merger, consolidation, or transfer of all or substantially all of the assets and business of Manager or ASC to such successor. This Agreement may also be assigned to any subsidiary or parent corporation or other affiliate of Manager.

(c)           Notices. Any notice to a party hereto pursuant to this Agreement shall be given in writing by personal delivery, overnight delivery, facsimile, telecommunications, or United States certified or registered mail, return receipt requested, to the addresses set forth at the end of this Agreement. The parties shall hereafter notify each other in accordance herewith of any change of address to which notice is required to be sent. Notice shall be effective upon delivery.

(d)           Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties, and their respective heirs, personal representatives, and permitted assigns. This Agreement shall also bind and inure to the benefit of any successor of ASC by merger or consolidation,

(e)           Data Ownership. Manager acknowledges and agrees that between Manager and ASC (and not with respect to any third party), ASC is the owner of the Protected Health Information.

(f)            No Third-Party Beneficiaries. This Agreement is not intended to benefit any third person or entity, nor shall anyone not a party to this Agreement be able to enforce or recover any right or remedy hereunder.

(g)           Non-Waiver. No waiver by either of the parties hereto of any failure by the other party to keep or perform any provision, covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or any other provision, covenant or condition.

(h)           Additional Documents. Each party shall execute any document that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

(i)             Entire Agreement. There are no representations, warranties, covenants, promises, agreements, arrangements or understandings, oral or written, express or implied among the parties hereto relating to the subject matter set forth above which have not been fully expressed herein.

(j)            Amendments. This Agreement can be amended only in writing signed by the parties.

(k)           Severability. The sections, paragraphs and individual provisions contained in this Agreement shall be considered severable from the remainder of this Agreement and if any section, paragraph or other provision is unenforceable as written for any reason, that shall not adversely affect the remainder of this Agreement. If any section, paragraph or other provision is determined to be unenforceable, the parties shall use their best efforts to reach agreement on an amendment to the Agreement to supersede such severed section, paragraph or provision.

(I)            Interpretation. Any ambiguity in this Agreement will be resolved in favor of a meaning that permits ASC to comply with the l-IIPAA Regulations.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

MANAGER		ASC

First Surgical Partners, L.L.C. 411 First Street Bellaire, TX 77401		First Surgical Woodlands, L.P.
By: /s/David Tomaszek

By:	/s/Tony Rotondo
Name:	Tony Rotondo
Title:	(CEO)	Name: